SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934



Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


 ..............................REAL-EQUITY PARTNERS..............................
                (Name of registrant as specified in its charter)

 ................................................................................
     (Name of person(s) filing proxy statement if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:
            . . . . .Units of Limited Partnership Interest......................
         2) Aggregate number of securities to which transaction applies:
            . . . . .30,000 Units...............................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
            . . . . .$552.......................................................
         4) Proposed maximum aggregate value of transaction:
            . . . . .$16,720,992................................................
         5) Total fee paid:
            . . . . .$3,344.....................................................

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:_________________________________________________
     2) Form, Schedule or Registration Statement No:____________________________
     3) Filing Party:___________________________________________________________
     4) Date Filed:_____________________________________________________________

                              REAL-EQUITY PARTNERS
                             9090 Wilshire Boulevard
                         Beverly Hills, California 90211


                                December 31, 1998


To the Limited Partners:

         National Partnership Investments Corp., the managing general partner ("NAPICO" or the "Managing General Partner") of REAL-Equity Partners (the "Partnership" or "REP"), is writing to recommend, and seek your consent to, a proposed sale of the five real estate properties owned by the Partnership (the "Properties") to JH Real Estate Partners, Inc., a California corporation, and American Apartment Communities III, L.P., a Delaware limited partnership
(collectively, the "Buyers"), neither of which are affiliated with the Partnership or the Managing General Partner. The transaction by which the Partnership proposes to sell the Properties to the Buyers is hereinafter referred to as the "Sale." If the Sale is consummated, it will result in a dissolution of the Partnership under the terms of the Partnership Agreement.

         In evaluating the proposed Sale, the Limited Partners should note that:

         o Based upon a purchase price for the Properties of $31,900,000 and the assumption of certain indebtedness (the "Purchase Price"), it is anticipated that the Partnership will make an aggregate distribution to Limited Partners of approximately $16,707,000, or $557 per unit. The distribution amount is anticipated to be sufficient to pay any federal and state income taxes incurred in connection with the Sale and Limited Partners may be able to utilize suspended passive losses to offset their tax liabilities. In connection with the Sale, the Partnership will pre-pay or assign its mortgage indebtedness, which totaled $14,257,046 as of September 30, 1998. The units were sold at an original cost of $1,000 per unit.

         o The Managing General Partner believes that it is an opportune time for the Partnership to sell the Properties.

         o    The terms of the Sale have been negotiated at arm's length.

         o Robert A. Stanger & Co., Inc., a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, the Purchase Price to be received by the Partnership for the Properties in the Sale is fair from a financial point of view to the Limited Partners.

         o The Managing General Partner believes that selling the Partnership's entire portfolio of real estate assets in a single transaction (as opposed to a series of individual sales) will enable the Partnership to reduce transaction expenses and dispose of its portfolio in an expedited time frame.

         There are certain risk factors that the Limited Partners should consider in evaluating the proposed Sale, such as:

         o As a result of the Sale, the Partnership will forego any potential benefits of continuing to own the Properties.

         o The Sale and liquidation of the Partnership will have a tax impact on Limited Partners. For Limited Partners who have been able to use all of the passive losses generated by the Partnership on a current basis, the Sale should result in a net cash distribution, after payment of tax liabilities, of $384 per Unit in excess of the federal and state income taxes that would be due in connection with the Sale.

         On July 29, 1998, the Partnership filed a preliminary consent solicitation statement with the Securities and Exchange Commission regarding a proposed sale of the Properties to an affiliate of the Managing General Partner for a purchase price of $24,876,300, $10,432,977 of which was to be payable in cash and $14,443,323 through the assumption of certain mortgage indebtedness.

         On August 14, 1998, JH Real Estate Partners, Inc. of Anaheim, California contacted the Partnership to express its interest in acquiring the Properties. After satisfactorily demonstrating its ability to finance the proposed transaction, JH Real Estate Partners commenced a due diligence review of the Properties. As of September 25, 1998, the affiliate of the Managing General Partner withdrew its offer of $24,876,300 and the Partnership entered into a purchase and sale agreement with the Buyers that included a purchase price of $31,900,000 and the assumption of certain indebtedness. The terms of the Sale were determined in arm's-length negotiations between the Partnership and the Buyers.

         Under the terms of the Partnership's Amended and Restated Certificate and Agreement of Limited Partnership, a copy of which was included as an exhibit to the offering materials Limited Partners received in connection with their investments in the Partnership, the Partnership is obligated to pay the Managing General Partner a fee for services rendered to the Partnership in connection with the selection, purchase, development and management of the Properties (the "Deferred Acquisition Fee"). The Partnership Agreement provides that distributions of the Deferred Acquisition Fee will cease upon the distribution made with respect to the 15th year of the Partnership term, which the Partnership Agreement states commenced September 9, 1981 with the filing of the Partnership's Certificate and Agreement of Limited Partnership with the Recorder of Los Angeles County, California. However, it is the position of the Managing General Partner that the Partnership's term did not commence until the admission of Limited Partners in connection with the Partnership's offering of Units through E.F. Hutton and, as a result, the Deferred Acquisition Fee remains due and payable. Although the Managing General Partner believes that the Partnership is required to pay the Deferred Acquisition Fee in connection with the Sale, it is seeking the consent of the Limited Partners to the payment of such Fee. As of September 30, 1998, $767,192 of the Deferred Acquisition Fee was due and payable to the Managing General Partner. The payment of the Deferred Acquisition Fee will be paid out of the proceeds of the Sale and will reduce the Limited Partners' distributions from $582 to $557 per Unit. The Managing General Partner is requesting that Limited Partners approve both the Sale and the payment of the Deferred Acquisition Fee. Approval of the proposed Sale will be deemed to include approval of the Deferred Acquisition Fee.

         Consummation of the Sale is subject to the approval of a majority-in-interest of the Limited Partners. If the Limited Partners do not approve the Sale, the Partnership will most likely retain ownership of the Properties.

         We urge you to carefully read the enclosed Consent Solicitation Statement in order to vote your interests. YOUR VOTE IS IMPORTANT. BECAUSE APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING UNITS OF LIMITED PARTNERSHIP INTEREST, FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE SALE. To be sure your vote is represented, please sign, date and return the enclosed consent as promptly as possible.

         The  proposed  Sale  is  fully   described  in  the  enclosed   Consent
Solicitation Statement. Please read the enclosed materials carefully, then return your signed consent form either by facsimile to 303-705-6171 or in the enclosed envelope on or before January 25, 1999.

         If you have any questions,  please do not hesitate to contact MacKenzie
Partners,   the  Partnership's   consent   solicitation   agent,  toll  free  at
800-322-2885 or collect at 212-929-5500.

                                          Very truly yours,


                                          National Partnership Investments Corp.

                              REAL-EQUITY PARTNERS
                             9090 Wilshire Boulevard
                         Beverly Hills, California 90211
                                December 31, 1998

                         CONSENT SOLICITATION STATEMENT

         On the terms described in this Consent Solicitation Statement, National Partnership Investments Corp., the managing general partner ("NAPICO" or the "Managing General Partner") of REAL-Equity Partners, a California limited partnership (the "Partnership" or "REP"), is seeking the consent of the Limited Partners of the Partnership to the sale of the five real estate properties owned by Partnership (the "Properties") to JH Real Estate Partners, Inc., a California corporation, and American Apartment Communities III, L.P., a Delaware limited partnership (collectively, the "Buyers"), for a purchase price of $31,900,000 and the assumption of certain indebtedness (the "Purchase Price"). The transaction by which the Partnership proposes to sell the Properties to the Buyers is hereinafter referred to as the "Sale."

         Each of the Properties is a conventional multi-unit residential apartment complex. The mortgage on one of the Properties is insured by the United States Department of Housing and Urban Development ("HUD") and during the period for which the mortgage is so insured, its rents will be subject to regulation by HUD.

         It is anticipated that the Partnership will make a distribution to Limited Partners of approximately $557 per unit of limited partnership interest in the Partnership from the net proceeds of the Sale. If the Sale is consummated, it will result in a dissolution of the Partnership under the terms of the Amended and Restated Certificate and Agreement of Limited Partnership.

         The Sale is conditioned upon approval of a majority-in-interest of the Limited Partners of the Partnership. Under the Partnership Agreement and California law, Limited Partners do not have dissenters' rights of appraisal. If the Sale is approved by a majority-in-interest of the Limited Partners, all Limited Partners, both those voting in favor of the Sale and those not voting in favor, will be entitled to receive the resulting cash distributions.

         The Managing General Partner has approved the Sale, has concluded that the Sale, including the Purchase Price for the Properties, is fair to the Limited Partners and recommends that the Limited Partners consent to the Sale.

         National Partnership Investments Associates II, a California limited partnership ("NPIA II"), is the nonmanaging General Partner of the Partnership. Pursuant to an agreement between NAPICO and NPIA II, NAPICO is responsible for the performance of any duties required to be performed by the General Partners and has sole and final discretion to manage and control the business of the
Partnership and make all decisions relating thereto. NPIA II has not participated in the management of the Partnership, or in any decisions made by the Partnership in connection with the proposed Sale. NPIA II has not taken a position with respect to the Sale nor has it participated in the preparation of this Consent Solicitation Statement.

         This Consent Solicitation Statement and the accompanying form of Consent of Limited Partner are first being mailed to Limited Partners on or about December 31, 1998.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                      THIS SOLICITATION OF CONSENTS EXPIRES
                      NO LATER THAN 11:59 P.M. EASTERN TIME
                      ON JANUARY 25, 1999, UNLESS EXTENDED.


                                TABLE OF CONTENTS

I.  SUMMARY OF CONSENT SOLICITATION STATEMENT.....................................................................1
         The Partnership..........................................................................................1
         The Sale.................................................................................................1
         Potential Adverse Effects of the Sale....................................................................2
         Potential Benefits of the Sale...........................................................................3
         Limited Partner Approval.................................................................................4
         Third-Party Opinion......................................................................................4
         Recommendation of the Managing General Partner; Fairness.................................................4
         Summary Financial Information............................................................................5
         Transaction Expenses.....................................................................................6
         Voting Procedures........................................................................................6

II.  THE SALE.....................................................................................................6
         Background and Reasons for the Sale......................................................................6
         Acquisition Agreement....................................................................................7
         Transaction Costs........................................................................................8
         Distribution of Sale Proceeds; Accounting Treatment......................................................8
         Fairness Opinion.........................................................................................9
         Recommendation of the Managing General Partner; Fairness................................................12

III.  THE PARTNERSHIP............................................................................................13
         General.................................................................................................13
         The Properties..........................................................................................14
         Market for Partnership Interests and Related Security Holder Matters....................................15
         Distribution History....................................................................................16
         Year 2000 Information...................................................................................17

IV.  SELECTED FINANCIAL INFORMATION..............................................................................18

V.  FEDERAL INCOME TAX CONSEQUENCES..............................................................................19

VI.  LEGAL PROCEEDINGS ..........................................................................................20

VII.  LIMITED PARTNERS CONSENT PROCEDURE.........................................................................21
         Distribution of Solicitation Materials..................................................................21
         Voting Procedures and Consents..........................................................................21
         Completion Instructions.................................................................................22
         Withdrawal and Change of Election Rights................................................................22
         No Dissenters' Rights of Appraisal......................................................................22
         Solicitation of Consents................................................................................23

VIII.  IMPORTANT NOTE............................................................................................23

ANNEXES

Annex A - Fairness Opinion of Robert A. Stanger & Co., Inc.
Annex B - The Partnership's Amended Annual Report on Form 10-K/A for the
          fiscal year ended December 31, 1997.
Annex C - The Partnership's Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1998.
Annex D - The Partnership's Current Report on Form 8-K dated
          March 9, 1998.
Annex E - The Partnership's Current Report on Form 8-K dated September 25, 1998.

                              AVAILABLE INFORMATION

         REAL-Equity Partners is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, consent solicitation statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, consent solicitation statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices, Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Commission maintains a site on the World Wide Web portion of the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of the latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q may also be obtained from NAPICO without charge. All requests should be made in writing to National Partnership Investments Corp., 9090 Wilshire Boulevard, Suite 201, Beverly Hills, California 90211;
Attention: Investor Services; Telephone 800-666-6274.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Partnership are incorporated by reference in this Consent Solicitation Statement:

         Amended Annual Report on Form 10-K/A of the Partnership for the fiscal year ended December 31, 1997.

         Quarterly Report on Form 10-Q of the Partnership for the quarter ended September 30, 1998.

         Current Report on Form 8-K of the Partnership dated March 9, 1998.

         Current Report on Form 8-K of the Partnership dated September 25, 1998.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

         No person is authorized to give any information or to make any representation not contained in this Consent Solicitation Statement in connection with the solicitation of proxies made hereby, and, if given or made, any such information or representation should not be relied upon as having been authorized by the Partnership or any other person. The delivery of this Consent Solicitation Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Partnership since the date of this Consent Solicitation Statement.

I.  SUMMARY OF CONSENT SOLICITATION STATEMENT

         The following summary is intended to provide only highlights of the materials contained in this Consent Solicitation Statement. This summary is not intended to be a complete statement of all material features of the proposed Sale and is qualified in its entirety by the more detailed information contained herein. Cross references in the summary are to the indicated captions or portions of this Consent Solicitation Statement.

The Partnership

         REAL-Equity Partners is a California limited partnership, the general partners of which are National Partnership Investments Corp. and National Partnership Investments Associates II, a California limited partnership.

         The Partnership holds title to five Properties. Each of the Properties is a conventional multi-unit apartment complex. The mortgage on one of the Properties is insured by the United States Department of Housing and Urban Development ("HUD"). During the period for which the mortgage is so insured, its rents will be subject to regulation by HUD. Four of the Properties are located in California and one is located in Nevada. See "THE PARTNERSHIP The Properties."

         The Partnership maintains offices at 9090 Wilshire Boulevard, Beverly Hills, California 90211 (310-278-2191). The Partnership was organized as a California limited partnership on September 9, 1981. See "THE PARTNERSHIP."

The Sale

         The Partnership proposes to sell the Properties to the Buyers for a Purchase Price of $31,900,000. Under the terms of the Partnership Agreement, the Sale will result in the dissolution of the Partnership. It is the intention of the Managing General Partner to liquidate the Partnership in accordance with its Amended and Restated Certificate and Agreement of Limited Partnership (the "Partnership Agreement") following the consummation of the Sale.

         Neither the Partnership nor the Managing General Partner is affiliated with the Buyers. The address of JH Real Estate Partners, Inc. is 600 City Parkway West, Suite 730, Orange, California 92862, Attention: Hugo F. Aviles, 714-712-9400. The address of American Apartment Communities III, Inc. is 21 W. Broad Street, 11th Floor, Columbus, Ohio 43215, 614-220-8900.

         The aggregate consideration for the Properties is $31,900,000 and the assumption of the mortgage indebtedness encumbering the Arbor Glen Property. The Sale will enable the Partnership to pre-pay or assign all of the mortgage indebtedness encumbering the Properties, which totaled $14,257,046 as of September 30, 1998. The net proceeds of the Sale will be distributed to the Limited and General Partners in accordance with the cash distribution provisions of the Partnership Agreement. See "THE SALE--Distribution of Sale Proceeds" for a summary of the cash distribution rules applicable to such distributions. Limited Partners are expected to receive a distribution of approximately $557 in cash per unit in connection with the Sale. The units (the "Units"), each of which represents one limited partnership interest, were originally sold for $1,000 per Unit. All of the Partnership's expenses incurred in connection with the Sale will be borne by the Partnership.

         The distribution of $557 per Unit is anticipated to be sufficient to pay the federal and state income taxes that would be due in connection with the Sale, assuming that Limited Partners have suspended passive losses of $297 per Unit from the Partnership that could be deducted in full against such Limited Partners' ordinary income and assuming such Limited Partner has sufficient taxable income taxed at federal tax rates of 39.6% on ordinary income and 25% on long-term capital gain attributable to depreciation (and assuming an effective 5% state tax). For Limited Partners who do not have sufficient taxable income to be taxed at a 39.6% marginal federal rate or who have other losses available to deduct against their taxable income and therefore could not fully utilize such suspended passive losses to offset their ordinary income, the Sale could result in a lower net cash distribution. For Limited Partners who have been able to use all of the passive losses generated by the Partnership on a current basis, the Sale should result in a net cash distribution of $388 per Unit after payment of their tax liability. Each Limited Partner is urged to consult his, her or its own tax advisor for a more detailed explanation of the specific tax consequences to such Limited Partner from the Sale.

         Under the terms of the Partnership Agreement, the Partnership is obligated to pay the Managing General Partner a fee for services rendered to the Partnership in connection with the selection, purchase, development and management of the Properties (the "Deferred Acquisition Fee"). The Partnership Agreement provides that distributions of the Deferred Acquisition Fee will cease upon the distribution made with respect to the 15th year of the Partnership term, which the Partnership Agreement states commenced September 9, 1981 with the filing of the Partnership's Certificate and Agreement of Limited Partnership with the Recorder of Los Angeles County, California. However, it is the position of the Managing General Partner that the Partnership's term did not commence until the admission of Limited Partners in connection with the Partnership's offering of Units through E.F. Hutton and, as a result, the Deferred Acquisition Fee remains due and payable. Although the Managing General Partner believes that the Partnership is required to pay the Deferred Acquisition Fee in connection with the Sale, it is seeking the consent of the Limited Partners to the payment of such Fee. As of September 30, 1998, $767,192 of the Deferred Acquisition Fee was due and payable to the Managing General Partner. The payment of the Deferred Acquisition Fee will be paid out of the proceeds of the Sale and will reduce the Limited Partners' distributions from $582 to $557 per Unit. The Managing General Partner requests that Limited Partners approve both the Sale and the payment of the Deferred Acquisition Fee. Approval of the proposed Sale will be deemed to include approval of the Deferred Acquisition Fee. If the Sale is approved, NAPICO and NPIA II, the General Partners, will be entitled to receive distributions in connection with the Sale of $935,950 in the aggregate.

         The Sale, including payment of the Deferred Acquisition Fee to the Managing General Partner, is conditioned upon approval of a majority-in-interest of the Limited Partners of the Partnership.

Potential Adverse Effects of the Sale

         Limited Partners should also consider the following risk factors in determining whether to approve or disapprove the Sale:

         o Loss of Opportunity to Benefit from Future Events. It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sale, Limited Partners will also be foregoing certain current benefits of ownership of the Properties, such as continuing distributions. See "THE SALE -- Background and Reasons for the Sale."

         o No Solicitation of Third Party Offers. The Managing General Partner has not solicited offers from third parties to acquire the Properties. There is no assurance that the Managing General Partner would not be able to obtain higher or better offers for the Properties if such offers were to be solicited from independent third parties.

         o Tax Consequences. The Sale will have a tax impact on Limited Partners, producing a long-term capital gain of approximately $541 per Unit. In addition, the Sale will produce ordinary income attributable to accelerated depreciation recapture of approximately $16 per Unit. For Limited Partners who have been able to use all of the passive losses generated by the Partnership on a current basis, the Sale should result in a net cash distribution of $388 per Unit after payment of their tax liability. Limited Partners who have available all of the suspended passive losses generated by the Partnership, but whose ordinary income is not taxed at the 39.6% marginal federal rate, may receive a lower net cash distribution made in connection with the Sale. For a discussion of the tax impact of the Sale, and the Partnership's assumptions and the bases therefor, see "FEDERAL INCOME TAX CONSEQUENCES." THE SPECIFIC TAX IMPACT OF THE SALE ON LIMITED PARTNERS SHOULD BE DETERMINED BY LIMITED PARTNERS IN CONSULTATION WITH THEIR TAX ADVISORS.

         o No Dissenter's Rights. Under the Partnership Agreement and California law, Limited Partners do not have dissenters' rights of appraisal.

Potential Benefits of the Sale

         The Managing General Partner believes that the Sale achieves the Partnership's investment objectives for the following reasons:

         o Receipt of Cash. The Sale will result in a cash distribution of $557 per Unit to Limited Partners, which amount is anticipated to be sufficient to pay any federal and state income taxes that would be payable in connection with the Sale, assuming (i) that Limited Partners have suspended passive losses of $297 per Unit from the Partnership; (ii) that such losses are available to offset ordinary income taxed at the 39.6% marginal federal rate and (iii) federal and state effective capital gains rates of 25% and 5%, respectively. For a discussion of the bases of these assumptions, see "FEDERAL INCOME TAX CONSEQUENCES." If the Sale is not completed, there can be no assurance that the Partnership will be able to make distributions at the current rate or that the Partnership will be able to make any future distributions.

         o        Third Party  Fairness  Opinion.  Robert A. Stanger & Co., Inc.
                  ("Stanger"), an independent, nationally recognized real estate investment banking firm, has been engaged by the Partnership to render an opinion (the "Fairness Opinion") to the Partnership as to the fairness, from a financial point of view, to Limited Partners of the Purchase Price to be received by the Partnership for the Properties in the Sale. Stanger has conducted certain reviews described herein and has concluded, subject to the assumptions, qualifications and limitations contained in its opinion, that the Purchase Price to be received for the Properties in the Sale is fair, from a financial point of view, to Limited Partners. See "THE SALE-- Fairness Opinion."

         o Eliminating the Risks of Real Estate Investing. Continued ownership of the Properties subjects the Partnership to continued risks inherent in real estate ownership, such as national and local economic trends, supply and demand factors in the local property market, the cost of operating and maintaining the physical condition of the Properties and the cost and availability of financing for prospective buyers of the Properties. No assurance can be given that a prospective buyer would be willing to pay an amount equal to or greater than the Purchase Price for the Properties in the future.

         o Attractive Sale Terms. The Managing General Partner believes that the Purchase Price for the Properties is fair to the Limited Partners and, based on its experience in the real estate industry, believes that it exceeds the price that the Partnership would be likely to receive in a sale to a third party or parties.

         o Reduced Transaction Costs. The Partnership will not be required to pay brokerage commissions in connection with the Sale, which would typically be paid when selling real property to third parties. As a result, the Sale is likely to produce a higher cash distribution to Limited Partners than a comparable sale to another unaffiliated third party. In addition, the
                  Managing General Partner believes that selling the Partnership's portfolio of real estate assets in a single transaction (as opposed to a series of individual sales) will enable the Partnership to dispose of its portfolio in an expedited time frame and provide additional transaction cost savings, although the Partnership will pay certain expenses, such as the costs of environmental inspections and costs relating to proxy solicitation and fairness opinions which may be higher than comparable expenses in a transaction with another unaffiliated third party. See "THE SALE -- Transaction Costs" for a schedule of the costs the Partnership is expected to incur in connection with the Sale.

Limited Partner Approval

         The Managing General Partner is seeking the consent of the Limited Partners to the Sale. If a majority-in-interest of the Limited Partners do not approve the Sale, there will be no change in its investment objectives, policies and restrictions and the Partnership will continue to be operated in accordance with the terms of the Partnership Agreement. The Partnership will bear the costs of the consent solicitation process whether or not the Sale is approved or ultimately consummated.

Third-Party Opinion

         The Partnership has obtained from Stanger, a recognized independent real estate investment banking firm, an opinion that the Purchase Price to be received by the Partnership for the Properties in the Sale is fair to the Limited Partners from a financial point of view. In the course of preparing its Fairness Opinion, Stanger conducted such reviews as it deemed appropriate and discussed its methodology, analysis and conclusions with the Managing General
Partner. The Fairness Opinion, which is subject to certain assumptions, qualifications and limitations, is attached hereto as Exhibit A. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events. Stanger will be paid an aggregate fee by the Partnership of $55,500, plus $4,100 per Property, or an aggregate of approximately $76,000. No portion of Stanger's fee is contingent upon consummation of the Sale. See "THE SALE-Fairness Opinion" and "--Potential Adverse Effects of the Sale--No Appraisals; Limits on Fairness Opinion."

Recommendation of the Managing General Partner; Fairness

         The Managing General Partner believes that the Sale is fair from a financial point of view and in the best interests of the Limited Partners. In addition, the Managing General Partner reviewed (but did not specifically adopt) the Fairness Opinion. Accordingly, the Managing General Partner has approved the Sale and recommends that it be approved by the Limited Partners.

Summary Financial Information

         The following table sets forth selected historical financial and operating data of the Partnership for the fiscal years ended December 31, 1997, 1996, 1995, 1994, 1993 and for the nine-month periods ended September 30, 1998 and 1997. The following information should be read in conjunction with the Partnership's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are attached hereto as Annexes B and C, respectively.

         The selected historical financial and operating data of the Partnership for the nine-month periods ended September 30, 1998 and September 30, 1997 are derived from unaudited consolidated financial statements of the Partnership which, in the opinion of the Managing General Partner, include all adjustments (consisting only of normal recurring items unless otherwise disclosed) necessary for a fair presentation of the Partnership's financial position and results of operations. The results set forth for the nine-month periods ended September 30, 1998 and September 30, 1997 are not necessarily indicative of results to be expected for a full year.


                                                                                                       Nine Months Ended
                                                  Year Ended December 31,                                September 30,
                              -------------------------------------------------------------------- -------------------------
                                  1997          1996         1995          1994          1993          1998         1997
                              ------------- ------------- ------------ -------------    ---------- ------------   ----------

Partnership Operations
Interest Income............       $105,777       $89,711      $49,476        $37,710      $12,779       $36,790      $91,285
Operating Expenses.........        355,249       158,460      185,584        226,208      353,825       275,659      191,239
                              ------------- ------------- ------------ -------------    ---------- ------------   ----------
Loss from Partnership            (249,472)      (68,749)    (136,108)      (188,498)    (341,046)     (238,869)     (99,954)
Operations................
                              ------------- ------------- ------------ --------------------------- ------------   ----------
Rental Operations
Revenues..................       4,925,227     4,935,895    5,486,329      5,678,656    5,463,671     3,863,069    3,643,576
Expenses..................       4,921,727     4,942,160    5,675,071      6,514,923    5,402,010     3,971,338    3,608,643
                              ------------- ------------- ------------ -------------  ----------   -----------    ----------
Income (Loss) from Rental
  Operations..............           3,500       (6,265)    (188,742)      (836,267)       61,661     (108,269)       34,933
                              ------------- ------------- ------------ -------------  ----------   -----------    ----------
Gain on Foreclosure of
  Rental Property.........         --             259,088       --             --            --             --            --
                              ------------- ------------- ------------ -------------  ----------   -----------    ----------
Net Income (Loss).........    $   (245,972)  $    184,074 $  (324,850) $ (1,024,765)  $(279,385)   $(347,138)       (65,021)
                              ============= ============= ============ =============  ==========   ===========    ==========

Net Income (Loss).........
  allocated to
  Limited Partners........    $   (243,512) $    182,234  $  (321,601) $ (1,014,517)    (276,591)  $ (343,666)    $ (64,370)
                              ============= ============= ============ =============  ==========   ===========    ==========
Net Income (Loss) per
  Limited Partnership
  Interest................             $(8)            $6        $(11)          $(34)        $(9)  $      (12)    $      (2)
                              ============= ============= ============ ==============  ==========   ==========     =========

Total assets..............    $ 20,791,123  $  22,049,995  $26,365,792    $26,668,029  $27,182,103   $19,936,686  $21,098,918
                              ============= ============= ============ ==============  ==========   ==========     =========

Mortgage Notes Payable....    $ 14,443,323   $14,064,914  $17,747,363    $17,959,940  $15,517,461   $14,257,046  $14,502,497
                              ============= ============= ============ ============== ===========   ===========  ===========

Cash Distribution per
Limited Partnership
   Interest...............    $       20.00 $       10.00 $     --     $       15.00  $     10.00   $     10.00  $     15.00
                              ============= ============= ============ ============== ===========   ===========  ===========

Partners' Equity..........    $   4,562,631 $   6,309,459 $  6,425,385 $   6,750,235   $8,225,000    $3,882,159  $ 4,910,249
                              ============= ============= ============ ============== ===========   ===========  ===========

Limited Partners'
  Equity..................    $   6,184,431 $  7,027,943  $  7,145,709 $   7,467,310   $8,931,827    $5,540,765   $6,513,573
                              ============= ============= ============ ============== ===========   ===========  ===========
Limited Partners' Equity
  per Limited Partnership
  Interest................    $         206 $        234  $        238 $         249  $       298   $       185  $       217
                              ============= ============= ============ ============== ===========   ===========  ===========


Transaction Expenses

         The Partnership will bear its direct costs relating to the Sale, including customary closing costs such as the seller's portion of title insurance and escrow fees, and the costs incurred in connection with this solicitation of consents. The aggregate amount of such costs is expected to be approximately $247,000, which the Partnership expects to pay using cash equivalents held by the Partnership. The transaction costs will be borne by the Partnership as they are incurred, whether or not the Sale is approved by the Limited Partners or ultimately consummated.

         The Managing General Partner believes that, under the terms of the Partnership Agreement, the Partnership is obligated to the Managing General
Partner  for  the  Deferred   Acquisition  Fee  for  services  rendered  to  the
Partnership in connection with the selection, purchase, development and management of the Properties. As of September 30, 1998, $767,192 of the Deferred Acquisition Fee was due and payable to the Managing General Partner, all of which will be paid out of the proceeds of the Sale.

Voting Procedures

         This Consent Solicitation Statement outlines the procedures to be followed by Limited Partners in order to consent to the Sale. A form of Consent of Limited Partner (a "Consent") is attached hereto. These procedures must be strictly followed in order for the instructions of a Limited Partner as marked on such Limited Partner's Consent to be effective. The following is a summary of certain of these procedures:

         1. A Limited Partner may make his or her election on the Consent only during the solicitation period commencing upon the date of delivery of this Consent Solicitation Statement and continuing until the earlier of (i) January 25, 1999 or such later date as may be determined by the Managing General Partner and (ii) the date upon which the Managing General Partner determines that the Sale has been approved by a majority-in-interest of the Limited Partners (the "Solicitation Period").

         2. Limited Partners are encouraged to return a properly completed and executed Consent in the enclosed envelope prior to the expiration of the Solicitation Period.

         3. A Consent delivered by a Limited Partner may be changed prior to the expiration of the Solicitation Period by delivering to the Partnership a substitute Consent, properly completed and executed, together with a letter indicating that the Limited Partner's prior Consent has been revoked.

         4. A Limited Partner submitting a signed but unmarked Consent will be deemed to have voted FOR the Partnership's participation in the Sale.


II.  THE SALE

Background and Reasons for the Sale

         On July 29, 1998, the Partnership filed a preliminary consent solicitation statement with the Securities and Exchange Commission regarding a proposed sale of the Properties to an affiliate of the Managing General Partner for a purchase price of $24,876,300, $10,432,977 of which was to be payable in cash and $14,443,323 through the assumption of certain mortgage indebtedness.

         On August 14, 1998, JH Real Estate Partners, Inc. of Anaheim, California contacted the Partnership to express its interest in acquiring the Properties. After satisfactorily demonstrating its ability to finance the proposed transaction, JH Real Estate Partners commenced a due diligence review of the Properties. As of September 25, 1998, the affiliate of the Managing General Partner withdrew its offer of $24,876,300 and the Partnership entered into a purchase and sale agreement with the Buyers that included a purchase price of $31,900,000. The terms of the Sale were determined in arm's-length negotiations between the Partnership and the Buyers. Consummation of the Sale is subject to the approval of a majority-in-interest of the Limited Partners.

         Limited Partners realized an aggregate of approximately $24.00 per Unit in current passive activity rental losses for 1997. Limited Partners realized approximately $4.29 per Unit in interest income for 1997. The Managing General Partner believes that it is in the best interests of the Partnership to sell its interests in the Properties at this time.

         Pursuant to the terms of the Partnership Agreement, the Sale will result in the dissolution of the Partnership.

Acquisition Agreement

         The Partnership has entered into a purchase and sale agreement with the Buyers. The purchase and sale agreement sets forth the terms and conditions under which the Partnership and the Buyers are obligated to proceed with the Sale and sets forth certain other agreements of such parties with respect to the Sale.

         Consideration. The purchase and sale agreement provides for a purchase price of $31,900,000 in cash for the Properties.

         Representations and Warranties. The Partnership has not made any representations and warranties to the Buyers in the purchase and sale agreement with respect to the Properties, and the Properties will be sold "as is." In addition, the Buyers will assume certain mortgage indebtedness in connection with the Sale.

         Conditions. The purchase and sale agreement includes a number of conditions to the Buyer's obligation to consummate the Sale, including the receipt of any required third-party consents to the Sale and that no material adverse change shall have occurred with respect to a Property.

         Amendment and Closing. The Partnership and the Buyers may mutually agree to amend the terms of the purchase and sale agreement in a manner which, in the good faith judgment of the Managing General Partner (consistent with the Managing General Partner's fiduciary duty to the Partnership and the Limited Partners), does not materially reduce the benefits to be received by the Limited Partners from the Sale without resoliciting the consent of the Limited Partners. Approval of the proposed Sale by the Limited Partners will be deemed to include authorization of the Managing General Partner to (i) execute on behalf of the Partnership such amendments, instruments and documents as shall be necessary to effectuate the Sale, and (ii) make modifications to the terms of the proposed Sale that, in the good faith determination of the Managing General Partner, are in the best interests of the Limited Partners.

Transaction Costs

         The transaction costs incurred in connection with the Sale will be borne by the Partnership as they are incurred, whether or not the Sale is approved by the Limited Partners or ultimately consummated. The Managing General Partner estimates that the transaction costs will be as follows:


          Accounting ..............................................   $50,000
          Legal ...................................................    50,000
          Escrow Costs (seller's portion)..........................    25,000
          Title Policy (seller's portion)..........................    35,000
          Stanger Fairness Opinion.................................    76,000
          Consent Solicitation Costs...............................     6,000
          Miscellaneous Costs......................................     5,000
                                                                    ---------
                    Total.......................................    $ 247,000
                                                                    =========


         The General Partners will receive a distribution of approximately $168,758 for their interests in the Partnership in connection with the Sale, plus $767,192 in consideration of the Deferred Acquisition Fee.

Distribution of Sale Proceeds; Accounting Treatment

         Following the Sale it is anticipated that the Partnership's affairs will be wound up and the Partnership will be liquidated. After the payment of all liabilities and expenses, the consideration to be paid to the Partnership for the Properties will be allocated and distributed among Limited and General Partners in accordance with the cash distribution rules set forth in the Partnership Agreement. Pursuant to the Partnership Agreement, net distribution proceeds are distributable as follows:

         o Proceeds from the liquidation of the Partnership shall be distributed first to creditors in the order of priority as provided for by law, second to the setting up of such reserves as the General Partners deem necessary, and third to the Limited and General Partners as follows: (a) first to the General Partners in an amount equal to any fees owed to the General Partners under the Partnership Agreement that have not yet been paid, including the Deferred Acquisition Fee; (b) next, 99% to the Limited
               Partners and 1% to the General Partners until the Limited Partners have received an amount equal to their adjusted capital accounts plus an amount equal to a cumulative non-compounded 6%annual return on their aggregate adjusted capital accounts from time to time (which annual return shall, with respect to each Limited Partner, be calculated commencing with the fiscal quarter after termination of the offering, and shall be reduced by any cash distributions actually distributed to such Limited Partner or predecessor in interest); and (c) the balance, if any, 85% to the Limited Partners and 15% to the General Partners; provided, that upon dissolution of the Partnership, such balance, if any, shall be distributed to the Limited Partners and the General Partners in proportion to their respective positive account balances.

         Based on the distribution priority in the Partnership Agreement, and assuming the net proceeds of the Sale are $16,875,762 (after payment of the Deferred Acquisition Fee), the Limited Partners will be entitled to receive $16,707,004 in cash ($557 per Unit). NAPICO and NPIA II will be entitled to receive a distribution in connection with the Sale of $168,758 and the Partnership will pay, using proceeds from the Sale, $767,192 to the Managing General Partner in connection with the unpaid Deferred Acquisition Fee. The Deferred Acquisition Fee is for services rendered to the Partnership in connection with the selection, purchase, development and management of the Properties. The Partnership will also distribute any cash reserves remaining after winding down its operations and liquidating after the Sale. Such reserves are expected to be insignificant.

Fairness Opinion

         Stanger, an independent investment banking firm, was engaged by the Managing General Partner on November 21, 1997 to conduct an analysis and to render an opinion as to whether the Purchase Price to be paid to the Partnership for the Properties in the Sale is fair, from a financial point of view, to the Limited Partners. The Managing General Partner selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. The Managing General Partner made its selection of Stanger after considering the recommendations of its financial and legal advisors and conducting extensive interviews with several investment banking firms. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of the Sale.

         Stanger has advised the Partnership that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the Purchase Price to be paid to the Partnership for the Properties in the proposed Sale is fair, from a financial point of view, to the Limited Partners. The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Exhibit A hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         Except for certain assumptions described more fully below which the Partnership advised Stanger that it would be reasonable to make, the Partnership imposed no conditions or limitations on the scope of Stanger's investigation or the methods and procedures to be followed in rendering the Fairness Opinion. See "-- Fairness Opinion -Assumptions, Limitations and Qualifications." The Partnership has agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

         Experience. Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

         Summary of Materials Considered. In the course of Stanger's analysis to render its opinion, Stanger reviewed: (i) a draft of this Consent Solicitation Statement in substantially the form which will be distributed to Limited Partners; (ii) the Partnership's annual reports on Form 10-K for the years ended December 31, 1995, 1996 and 1997 and the Partnership's quarterly report on Form 10-Q for the nine-month period ended September 30, 1998, which reports the Partnership's management has indicated to be the most current available financial statements; (iii) descriptive information concerning the Properties provided by management, including location, number of units and unit mix, age, and amenities; (iv) summary historical operating statements for the Properties for the years ended December 31, 1995, 1996 and 1997 and year-to-date through September 30, 1998; (v) operating budgets for 1998 and projections for the Properties, as prepared by the Managing General Partner; (vi) information regarding market rental rates and conditions for apartment properties in the general market area of the Properties and other information relating to acquisition criteria for apartment properties; (vii) a schedule of projected capital expenditures and deferred maintenance for the Properties as prepared by the Managing General Partner; and (viii) a draft of the purchase and sale agreement between the Partnership and the Buyers in substantially final form.

         In addition, Stanger discussed with management of the Partnership and the Managing General Partner the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to those owned by the Partnership, historical, current and projected operations and performance of the Properties, the physical condition of the Properties including any deferred maintenance, and other factors influencing value of the Properties. Stanger also performed site inspections of the Properties, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to the Properties.

         Summary of Reviews. The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Consent Solicitation Statement is qualified in its entirety by reference to the full text of such opinion.

         In preparing its Fairness Opinion, Stanger performed site inspections of the Properties during December 1997. In the course of the site visits, the physical facilities of the Properties were observed, current rental and occupancy information for the Properties were obtained, current local market conditions were reviewed, a sample of similar properties were identified, and local property management personnel were interviewed concerning the Properties and local market conditions. Stanger also reviewed and relied upon information provided by the Partnership and the Managing General Partner, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information and cash flow projections; property descriptive information including unit mix; and information relating to any required capital expenditures and any deferred maintenance.

         Stanger also reviewed historical operating statements for the Properties for 1995, 1996, 1997 and year-to-date through September 30, 1998, the operating budget for 1998 for each Property, as prepared by the Managing General Partner and discussed with management the current and anticipated operating results of the Properties.

         In addition, Stanger interviewed management personnel of the Partnership. Such interviews included discussions of conditions in the local market, economic and development trends affecting the Properties, historical and projected operating revenues and expenses and occupancies and the physical condition of the Properties (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, and expectations of management regarding the impact of various regulatory factors and proposed changes on the operating results of the Properties.

         Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by the Partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

         Summary of Analysis. Based in part on the above reviews, Stanger then performed a discounted cash flow analysis (a "DCF Analysis") of the Properties. The DCF Analysis involved the following steps.

         During its site visits to each Property, Stanger conducted local market research, including the identification and assessment of relative quality (e.g., condition, location amenities, etc.) of similar multi-family properties in the competitive market area of each Property and the collection of rental rate information for various apartment unit sizes (e.g., efficiency, one-bedroom, two-bedroom, etc.) for such Properties. In addition, Stanger reviewed information provided by the Managing General Partner and management of the Properties concerning the terms of the HUD rental rate restrictions and the rental rates allowed for each type of apartment for the single Property subject to such HUD rental rate restrictions.

         Stanger also reviewed historical and projected gross income and income from ancillary sources for each Property in the portfolio in light of market trends and competitive conditions in each Property's local market. Stanger also reviewed summary information concerning occupancy rates for each of the Properties and reviewed historical and projected operating expenses, including recurring replacement reserves, for each Property.

         The Managing General Partner's projected cash flows from the continued operation of each of the Properties was discounted to present value during a holding period equal to ten years. Effective rental income escalators ranged from 3.5% to 4.0% per year during the holding period. Effective expense escalators were 3.0% per year.

         As part of its DCF Analysis, Stanger then estimated the residual values of the Properties by utilizing a direct capitalization technique. The Managing General Partner's estimated net operating income after replacement reserves in the eleventh year of operations was capitalized utilizing terminal capitalization rates ranging from 9.0% to 10.0% and the resulting value was reduced by estimated sales costs of 3%.

         The resulting annual cash flows and the residual value, after deduction of estimated costs of sale, for each Property were then discounted to present value assuming the Properties were free-and-clear of mortgage debt utilizing discount rates ranging from 11.00% to 12.00%.

         Stanger observed that the range of estimated value of the portfolio of Properties resulting from the above-referenced analysis was $29,080,000 to $31,770,000 and that the Purchase Price of $31,900,000 was above this range of value. The above-referenced value range excludes any reductions in value related to capital expenditure requirements to cure deferred maintenance. Stanger further observed that the Properties are being sold to the Buyers in an "as is" condition.

         Stanger concluded that the range of estimated value of the portfolio of Properties resulting from the DCF Analysis supported its opinion as to the fairness of the Purchase Price from a financial point of view.

         The estimated values cited above are based on a variety of assumptions that relate, among other things, to (i) each Property's revenues, expenses, and cash flow; (ii) the capitalization rates that would be used by prospective buyers; (iii) ranges of residual values of the Properties; (iv) selling costs; and (v) appropriate discount rates to apply to estimated cash flows and residual values in computing the discounted present value of such cash flows and residual values. Actual results may vary from those utilized in the above analysis based on numerous factors, including interest rate fluctuations, changes in capitalization rates used by prospective purchasers, tax law changes, supply/demand conditions for similar properties, changes in the availability of capital, changes in the regulations or HUD's interpretations of existing and/or new regulations relating to the single Property currently operating under HUD rental rate restrictions.

         Conclusions. Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the Purchase Price to be paid to the Partnership for the Properties is fair to the Limited Partners from a financial point of view.

         Assumptions, Limitations and Qualifications. In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Consent Solicitation Statement or that were provided, made available, or otherwise communicated to Stanger by the Partnership, the Managing General Partner and/or its affiliates, or the management of the Properties. Stanger has not performed an independent appraisal, structural or engineering study or environmental study of the assets and liabilities of the Partnership. Stanger relied upon the representations of the Managing General Partner and its affiliates, and the management of the Properties concerning, among other things, any environmental liabilities and deferred maintenance and estimated capital expenditure and replacement reserve requirements. Stanger also relied upon the assurance of the Partnership, the Managing General Partner and its affiliates, and the management of the Properties that any financial statements, budgets, projections, capital expenditures and deferred maintenance estimates, mortgage debt, value estimates and other information contained in this Consent Solicitation Statement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Properties or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that the Partnership, the Managing General Partner and its affiliates, and the management of the Properties are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect; and that the highest and best use of the Properties is as improved.

         Stanger was not requested to, and therefore did not: (i) select the method of determining the Purchase Price offered in connection with the Sale or participate in the negotiation of the Purchase Price or terms of the Sale; (ii) make any recommendation to the Partnership or its partners with respect to whether to approve or reject the proposed Sale; or (iii) express any opinion as to (a) the tax consequences of the proposed Sale to the Limited Partners, (b) the terms of the Partnership Agreement, or the terms of any agreements or contracts between the Partnership and the Buyers, (c) the Managing General Partner's business decision to effect the proposed Sale, (d) any adjustments made by the Managing General Partner to the Purchase Price to determine the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Managing General Partner's estimate of the value of current and projected net working capital balances and cash and reserve accounts (including debt service and mortgage escrow amounts and operating and replacement reserves and the income therefrom) of the Partnership, the payment of the Deferred Acquisition Fee and other expenses and fees associated with the Sale, or (e) alternatives to the proposed Sale.

         Stanger is not expressing any opinion as to the fairness of any terms of the proposed Sale other than the Purchase Price of the Properties paid to the Partnership. Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the proposed Sale in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed Sale of the Properties to the Buyers could affect the Properties or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

         In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Exhibit A.

         Compensation and Material Relationships. Stanger has been retained by the Managing General Partner and its affiliates to provide fairness opinions to certain partnerships affiliated with the Managing General Partner in connection with the formation of a real estate investment trust. Stanger will be paid an aggregate fee by the Partnership and the partnerships participating in the formation of the real estate investment trust of up to approximately $455,000, plus $4,100 per property reviewed. The portion of the fee allocable to the Partnership with regard to the Sale is approximately $55,500, plus $4,100 per Property, or an aggregate of approximately $76,000. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making site visits and preparing the Fairness Opinion, subject to an aggregate maximum of up to approximately $1,000, plus $600 per Property, and is entitled to indemnification against certain liabilities, including certain liabilities under federal securities laws. No portion of Stanger's fee is contingent upon consummation of the Sale.

Recommendation of the Managing General Partner; Fairness

         The recommendation of the Managing General Partner in favor of the Sale is based upon its belief that the Sale is fair to the Limited Partners for, among others, the following reasons: (a) its belief that the terms and conditions of the Sale, including the Purchase Price, are fair to the Limited Partners of the Partnership; (b) its belief that the alternatives available to the Partnership are not as attractive to the Limited Partners as the Sale; (c) its belief that now may be an opportune time for the Partnership to sell the Properties, given current conditions in the real estate and capital markets; and
(d) its belief that the Purchase Price represents the highest amount that a third party would offer the Partnership for the Properties. The Managing General Partner did not attempt to market the Properties to any third parties.

         The Purchase Price of $31,900,000 was determined as a result of arm's-length negotiations and it exceeded the proposed purchase price offered by affiliates of the Managing General Partner, which the Managing General Partner believed was fair. The Managing General Partner believes that the Purchase Price is fair and reasonable and exceeds the price that the Partnership would likely receive if the Properties were to be marketed to a third party or parties. Due to changes in the tax laws pursuant to which losses of the Partnership are treated as passive losses and can only be deducted against passive income, most Limited Partners are not realizing material tax benefits from continuing to own their limited partnership interests.

III.  THE PARTNERSHIP

General

         The Partnership is a limited partnership that was formed under the laws of the State of California on September 9, 1981. On September 27, 1983, the Partnership offered 30,000 Units, each Unit consisting of one limited partnership interest in the Partnership, at $1,000 per Unit through an offering managed by E.F. Hutton & Company Inc. As of September 30, 1998 there were 30,000 limited partnership interests in the Partnership outstanding.

         The Managing General Partner of the Partnership is NAPICO. The business of the Partnership is conducted primarily by NAPICO. NPIA II is the non-managing General Partner of the Partnership. Pursuant to an agreement between NAPICO and NPIA II, NAPICO has the primary responsibility for the performance of any duties required to be performed by the General Partners and, in general, has sole and final discretion to manage and control the business of the Partnership and make all decisions relating thereto. NPIA II has not participated in the management of the Partnership, or in decisions made by the Partnership in connection with the proposed Sale. NPIA II has not taken a position with respect to the Sale nor has it participated in the preparation of this Consent Solicitation Statement. The Partnership has no employees of its own.

         Casden Investment Corporation owns 100 percent of NAPICO's stock. The current members of NAPICO's Board of Directors are Charles H. Boxenbaum, Bruce
E. Nelson, Alan I. Casden and Henry C. Casden. Alan I. Casden is the sole director and stockholder of Casden Investment Corporation and, accordingly, controls NAPICO.

         The original objectives of the Partnership were to own and operate the Properties (and certain other real estate assets) for investment so as to (i) generate cash distributions for Limited Partners from operations of the Properties, of which all or a portion of would be a return of capital or "tax sheltered"; (ii) provide protection for the Partnership's capital investments; and (iii) provide capital gains through appreciation, and equity build up through principal reduction of mortgage loans on the properties over a period of five to seven years.

         The Partnership holds interests in five Properties, each of which is a conventional multi-unit apartment complex. The mortgage on one of the Properties is insured by HUD. During the period for which the mortgage is so insured, its rents will be subject to regulation by HUD.

         The Properties in which the Partnership has invested generated $3,500 in income to the Partnership in 1997, before Partnership expenses of approximately $355,249 and interest income of $105,777. At September 30, 1998, the Partnership had a cash reserve of $883,570.

The Properties

         During 1997, all of the Properties in which the Partnership had invested were substantially rented. The following is a schedule of the status, as of December 31, 1997, of the Properties owned by the Partnership.


                                    No. of                                Percentage of
Name & Location                     Units         Units Occupied           Total Units
----------------                    -----         --------------          --------------
Arbor Glenn                           208               195                       94%
  West Covina, CA
Park Creek                            123               112                       91%
  Canoga Park, CA
Warner Willows I                       74                74                      100%
  Woodland Hills, CA
Warner Willows II                      73                70                       96%
  Woodland Hills, CA
Willowbrook Apartments                183               175                       96%
  Reno, NV

-----------------------             -----              -----                     -----
Total                                 661               626                       95%
                                    =====              =====                     =====


         The Properties range in age from 17 to 25 years. Routine repair, maintenance and capital expenditures made out of operating cash reserves by the Partnership amounted to approximately $1,781,359 in the aggregate for the year ended December 31 1997. Due to the age of the Properties, capital expenditures are expected to increase progressively over the remaining useful lives of the Properties. In addition, recent engineering studies of the Properties performed by the Managing General Partner indicate that the Properties require immediate capital expenditures of approximately $3,000,000 in order to maintain the Properties' competitive position within their respective markets.

         Each of the five Properties is encumbered by a mortgage note. The outstanding principal balance as of September 30, 1998 were as follows:

              Arbor Glen                               $ 5,545,461
              Park Creek                                 1,256,395
              Warner Willows I                           2,679,046
              Warner Willows II                          2,618,505
              Willowbrook                                2,157,639
                                                       -----------
                                                       $14,257,046

         The following is a summary of the operating budgets for the Properties for 1998.



                                       Arbor Glen       Park Creek     Warner Willows I    Warner Willows II     Willowbrook
                                      --------------     ------------   ----------------    -----------------     ------------
Gross Potential Income                $    1,686,600     $   874,704       $     756,660      $       735,060       $1,431,252
Vacancy & Concessions                        (84,330)       (133,387)            (37,836)             (36,753)         (82,761)
Bad Debt Expense                             (15,120)        (14,244)            (13,320)             (22,572)          (8,400)
                                      --------------     ------------   ----------------    -----------------     ------------

Net Rental Income                          1,587,150         727,073             705,504              675,735        1,340,091
Total Other Income                            61,704          39,492              17,400               22,980           42,780
                                      --------------     ------------   ----------------    -----------------     ------------

Total Revenue                              1,648,854         766,565             722,904              698,715        1,382,871
                                      --------------     ------------   ----------------    -----------------     ------------

Payroll                                      127,235         107,294              66,057               65,955          194,093
Utilities                                    166,560          61,716              59,136               54,996          231,269
Grounds and Pool                              98,892          23,460              32,460               28,584           34,750
Repairs and Maintenance                      121,504          63,144              39,693               45,991           60,590
Taxes and Insurance                          205,917         100,058              77,515               74,566          141,884
Rental Expense                                20,304           8,832               6,384                6,384           12,120
General Administrative                       120,612          59,700              51,829               45,616          113,113
                                      --------------     ------------   ----------------    -----------------     ------------
Total Operating Expenses                     861,024         424,204             333,074              322,092          787,819
                                      --------------     ------------   ----------------    -----------------     ------------
Net Operating Income                         787,830         342,361             389,830              376,623          595,052
Total Capital Expenditures                   172,181          63,690              19,080               19,080          214,601
                                      --------------     ------------   ----------------    -----------------     ------------
Net Cash Flow Before Debt-Service            615,649         278,671             370,750              357,543          380,451
Total Debt Service                           548,764         164,051             330,836              319,629          234,842
                                      --------------     ------------   ----------------    -----------------     ------------
Net Cash Flow                         $       66,885     $   114,620      $       39,914     $         37,914      $   145,609
                                      ==============    ============   =================   ==================    =============

Market for Partnership Interests and Related Security Holder Matters

         Limited partnership interests in the Partnership were sold through a public offering managed by an affiliate of the predecessor of Lehman Brothers Inc., and are not traded on a national securities exchange or listed for quotation on the Nasdaq Stock Market. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreement, Units may be transferred only with the written consent of the Managing General Partner, unless the proposed transfer is to a member of the family of the transferring Limited Partner, a trust set up for the benefit of the Limited Partner's family, or a corporation or other entity in which the Limited Partner has a majority interest. At September 30, 1998, there were 2,781 registered holders of Units in the Partnership. None of the Units are beneficially owned by the Managing General Partner or its affiliates.

         No established trading market for the Units was ever expected to develop and the sales transactions for the Units have been limited and sporadic. On March 9, 1998, the Limited Partners received an unsolicited offer from a third party to purchase up to 3.3% of the outstanding Units at a purchase price of $300.00 per Unit. On May 15, 1998, the Limited Partners received an unsolicited offer from a third party to purchase 4.9% of the outstanding Units at a purchase price of $350.00 per Unit.

         The following table sets forth the quarterly high and low sales prices for the Units for each quarterly period during the last two years (including transfers made in connection with unsolicited tender offers).

                                                  High              Low
                                                ---------         -------
Fourth Quarter 1996                             $215.00           $ 50.00
First Quarter 1997                              $242.00           $176.00
Second Quarter 1997                             $263.00           $195.00
Third Quarter 1997                              $287.04           $140.50
Fourth Quarter 1997                             $265.00           $142.00
First Quarter 1998                              $287.00           $227.00
Second Quarter 1998                             $300.00           $150.00
Third Quarter 1998                              $350.00           $245.00

         The Managing General Partner monitors transfers of the Units (a) because the admission of a substitute limited partner requires the consent of the Managing General Partner under the Partnership Agreement, and (b) in order to track compliance with safe harbor provisions under the Securities Act to avoid treatment as a "publicly traded partnership" for tax purposes. While the Partnership requests to be provided with the price at which a transfer is being made, and the Partnership receives some information regarding the price at which secondary sale transactions in the Units have been effectuated, the Managing General Partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Partnership. It is not known to what extent Unit sales transactions are between buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Partnerships, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales. The prices paid recently for Units generally do not reflect the current market of the Partnerships' assets, nor are they indicative of total return, since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Nonetheless, notwithstanding these qualifications, the Unit sales prices, to the extent that the reported data are reliable, are indicative of the prices at which the Units have recently been sold. None of the Unit sales transactions have involved the Managing General Partner or its affiliates.

         The Partnership is not aware of any person that holds 5% or more of the Units. Neither NAPICO nor its officers and directors hold any Units.

Distribution History

         It was the intention of the Partnership that distributions of net cash from operations be made quarterly, pro rata, in proportion to the number of Units held. From November 1994 through May 1996, distributions to Limited Partners were not made due to the Partnership's setting aside funds for losses incurred as a result of the January 17, 1994 Northridge earthquake. The Partnership made distributions of $600,000 and $300,000 to the Limited Partners in 1997 and 1996, respectively. In addition, total distributions of $900,856 were made to NAPICO in 1997 consisting of $834,188 related to the period July 1, 1987 through December 31, 1996 and $66,668 related to 1997. Under the terms of the Partnership Agreement, cash available for distribution is to be allocated 90 percent to the Limited Partners as a group and 10 percent to the General
Partners. Based on cash distributions made to the Limited Partners as of December 31, 1996, $834,188 was due to the General Partners as their 10% percent share of cash available for distribution. This amount was paid to the General Partners in February 1997. For the nine months ended September 30, 1998, $300,000 and $33,334 was distributed to the Limited Partners and NAPICO, respectively. Future distributions will depend in part on the operating results of the Properties and will be impacted significantly by anticipated capital expenditures to cure certain items of deferred maintenance, including roof and wall repairs and repairs relating to earthquake damage.

         In the case of the sale or refinancing of the property, the General Partners are entitled to receive 1% of the net proceeds from the sale or refinancing until the Limited Partners have received an amount equal to their adjusted capital value (as defined in the Partnership Agreement) plus cumulative distributions (including net cash from operations) equal to a non-compounded 6% annual distribution with respect to their adjusted capital value, after which the General Partners shall receive 15% of the balance of any net proceeds from sale or refinancing. In addition, the Partnership will pay, using proceeds from the Sale, approximately $767,000 to the Managing General Partner in connection with the Deferred Acquisition Fees. The Deferred Acquisition Fee is for services rendered to the Partnership in connection with the selection, purchase, development and management of the Properties. Income and losses are allocated 99% to Limited Partners and 1% to the General Partners.

         There are no regulatory or legal restrictions on the Partnership's current or future ability to pay distributions, however, the rental rates of one of the Properties are subject to HUD regulation during the period that the mortgage of such Property is insured by HUD.

Year 2000 Information

         The Partnership has assessed the potential impact of the Year 2000 computer systems issue on its operations. The Partnership believes that no significant actions are required to be taken by the Partnership to address the issue and that the impact of the Year 2000 computer systems issue will not materially affect the Partnership's future operating results or financial condition. Due to the nature of its operations and its relationships with third parties, the Partnership does not anticipate having to make any material expenditures related to the Year 2000 computer systems issue.

IV.  SELECTED FINANCIAL INFORMATION

         The following table sets forth selected historical financial and operating data of the Partnership for the fiscal years ended December 31, 1997, 1996, 1995, 1994, 1993 and for the nine-month periods ended September 30, 1998 and 1997. The following information should be read in conjunction with the Partnership's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are attached hereto as Annexes B and C, respectively.

         The selected historical financial and operating data of the Partnership for the nine-month periods ended September 30, 1998 and September 30, 1997 are derived from unaudited consolidated financial statements of the Partnership which, in the opinion of the Managing General Partner, include all adjustments (consisting only of normal recurring items unless otherwise disclosed) necessary for a fair presentation of the Partnership's financial position and results of operations. The results set forth for the nine-month periods ended September 30, 1998 and September 30, 1997 are not necessarily indicative of results to be expected for a full year.


                                                                                                       Nine Months Ended
                                                  Year Ended December 31,                                September 30,
                              -------------------------------------------------------------------- -------------------------
                                  1997          1996         1995          1994          1993          1998         1997
                              ------------- ------------- ------------ -------------    ---------- ------------   ----------

Partnership Operations
Interest Income............       $105,777       $89,711      $49,476        $37,710      $12,779       $36,790      $91,285
Operating Expenses.........        355,249       158,460      185,584        226,208      353,825       275,659      191,239
                              ------------- ------------- ------------ -------------    ---------- ------------   ----------
Loss from Partnership            (249,472)      (68,749)    (136,108)      (188,498)    (341,046)     (238,869)     (99,954)
Operations................
                              ------------- ------------- ------------ --------------------------- ------------   ----------
Rental Operations
Revenues..................       4,925,227     4,935,895    5,486,329      5,678,656    5,463,671     3,863,069    3,643,576
Expenses..................       4,921,727     4,942,160    5,675,071      6,514,923    5,402,010     3,971,338    3,608,643
                              ------------- ------------- ------------ -------------  ----------   -----------    ----------
Income (Loss) from Rental
  Operations..............           3,500       (6,265)    (188,742)      (836,267)       61,661     (108,269)       34,933
                              ------------- ------------- ------------ -------------  ----------   -----------    ----------
Gain on Foreclosure of
  Rental Property.........         --             259,088       --             --            --             --            --
                              ------------- ------------- ------------ -------------  ----------   -----------    ----------
Net Income (Loss).........    $   (245,972)  $    184,074 $  (324,850) $ (1,024,765)  $(279,385)   $(347,138)       (65,021)
                              ============= ============= ============ =============  ==========   ===========    ==========

Net Income (Loss).........
  allocated to
  Limited Partners........    $   (243,512) $    182,234  $  (321,601) $ (1,014,517)    (276,591)  $ (343,666)    $ (64,370)
                              ============= ============= ============ =============  ==========   ===========    ==========
Net Income (Loss) per
  Limited Partnership
  Interest................             $(8)            $6        $(11)          $(34)        $(9)  $      (12)    $      (2)
                              ============= ============= ============ ==============  ==========   ==========     =========

Total assets..............     $20,791,123   $22,049,995  $26,365,792    $26,668,029  $27,182,103   $19,936,686  $21,098,918
                              ============= ============= ============ ==============  ==========   ==========     =========

Mortgage Notes Payable....    $14,443,323   $14,064,914  $17,747,363    $17,959,940  $15,517,461   $14,257,046  $14,502,497
                              ============= ============= ============ ============== ===========   ===========  ===========

Cash Distribution per
Limited Partnership
   Interest...............    $       20.00 $       10.00 $     --     $       15.00  $     10.00   $     10.00  $     15.00
                              ============= ============= ============ ============== ===========   ===========  ===========

Partners' Equity..........    $   4,562,631 $   6,309,459 $  6,425,385 $   6,750,235   $8,225,000    $3,882,159  $ 4,910,249
                              ============= ============= ============ ============== ===========   ===========  ===========

Limited Partners'
  Equity..................    $   6,184,431 $  7,027,943  $  7,145,709 $   7,467,310   $8,931,827    $5,540,765   $6,513,573
                              ============= ============= ============ ============== ===========   ===========  ===========
Limited Partners' Equity
  per Limited Partnership
  Interest................    $         206 $        234  $        238 $         249  $       298   $       185  $       217
                              ============= ============= ============ ============== ===========   ===========  ===========

V.  FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material tax consequences relating to the proposed Sale and the distribution of approximately $557 per Unit to the Limited Partners. However, each Limited Partner is urged to consult his, her or its own tax advisor for a more detailed explanation of the specific tax consequences to such Limited Partner from the Sale.

         Upon consummation of the Sale, and subject to the passive activity rules described below, each Limited Partner will recognize his, her or its share of the taxable gain of the Partnership to the extent that the sum of (i) the cash, plus (ii) the fair market value of any property received by the Partnership on the Sale plus (iii) the outstanding principal amount of the Partnership's nonrecourse indebtedness, exceeds the Partnership's adjusted basis for the Properties. Gain realized by the Partnership on the Sale will generally be a Section 1231 gain (i.e., long-term capital gain, except for the portion thereof which is taxable as ordinary income due to depreciation recapture). A Partner's share of gains and losses from Section 1231 transactions from all sources would be netted and would be taxed as capital gains or constitute ordinary losses, as the case may be. A net Section 1231 gain for a taxable year will be treated as capital gain only to the extent such gain exceeds the net
Section 1231 losses for the five most recent prior taxable years not previously recaptured. Any gain attributable to a Limited Partner's share of depreciation recapture will be taxed at ordinary income rates.

         The taxable income realized by each Limited Partner by reason of the Sale should be characterized as income from a "passive activity" and may be offset by a Limited Partner's available "passive activity losses" (including suspended losses). Under the Tax Reform Act of 1986 (the "1986 Act") losses from passive activities may only be offset against income from passive activities or may be deducted in full when the taxpayer disposes of the passive activity from which the loss arose. However, pursuant to a transitional rule contained in the 1986 Act, a certain percentage of losses from a passive activity which was held by the taxpayer on the date of the enactment of the 1986 Act (i.e., October 22, 1986) and at all times thereafter was permitted to offset any type of income during the years 1987 through 1990.

         It is estimated that as a consequence of the Sale, each Limited Partner will have taxable income equal to approximately $557 per Unit, of which $541 will constitute long-term capital gain and $16 of which will be ordinary income due to recapture of accelerated depreciation. The income tax consequences of the Sale to any Limited Partner depends in large part upon the amount of losses that were allocated to such Limited Partner by the Partnership and the amount of such losses which were applied by such Limited Partner to offset his or her taxable income. If a Limited Partner has not utilized any of the passive activity losses allocated to such Limited Partner in excess of those amounts permitted under the transitional rule relief described above, the Limited Partner will realize net cash in excess of any federal and state taxes of approximately $520 per Unit. Because passive losses are only deductible against passive income after 1986 (subject to the transitional rules described above), the Managing General Partner does not have any basis for determining the amount of such passive losses which have previously been utilized by Limited Partners. The anticipated cash distribution of approximately $557 per Unit would be sufficient to pay the federal and state tax liability arising from the Sale.

         The net tax liability was calculated assuming a federal capital gains rate of 25%, (the current capital gains rate for the portion of net Section 1231 gain attributable to unrecaptured depreciation not otherwise taxed as ordinary income) and assuming an effective state tax rate of 5%, and that Limited Partners have suspended passive losses of $297 per Unit from the Partnership (which is the amount of passive losses that a Limited Partner would have it had it not utilized any of its passive losses (except to the extent permitted under the transitional rule)). The net tax liability was calculated by deducting from the tax payable on the gain from the sale the tax benefit resulting from the ability to deduct the suspended passive losses against ordinary income assuming that the Limited Partner has sufficient ordinary income which would otherwise have been taxed at the 39.6% marginal tax rate for federal income tax purposes to fully utilize such losses at such rate, and assuming a state income tax rate of 5%. In addition to assuming federal income tax rates, the calculation of income tax liability of a Limited Partner assumes that such Limited Partner has no net Section 1231 losses for the five most recent prior taxable years. If this latter assumption is not applicable to a Limited Partner, the income tax liability of such Limited Partner could increase because certain income would be taxed at ordinary, instead of capital gains, tax rates. Limited Partners are advised to consult with their own tax advisors for specific application of the tax rules where the above-described assumption is not applicable. The foregoing does not take into consideration the effect of any local tax liabilities that may be applicable to the Sale.

         While the financial circumstances of the Limited Partners may vary considerably, the Managing General Partner believes it is reasonable to assume that the majority of the current Limited Partners will be in the highest federal tax bracket in 1998. The Managing General Partner believes that while state tax rates vary from state-tostate, the effective average state tax rate for individuals who itemize deductions is approximately 5%. The Managing General Partner calculated the tax benefit from the suspended passive losses at 44.6% (39.6% federal rate plus a 5% effective state rate).

         To the extent that a Limited Partner was able to utilize more passive activity losses than were available under the transitional rules (e.g., because such Limited Partner had passive income from other sources) to offset his, her or its taxable income, the estimated federal income tax liability of such Limited Partner would substantially increase. Thus, for example, if a Limited Partner had no suspended passive activity losses to carry forward, it is estimated that such Limited Partner would have a federal and state income tax liability equal to approximately $169 per Unit. Accordingly, net cash received by such Limited Partners in connection with the Sale is anticipated to be approximately $388 per Unit. In addition, to the extent that a Limited Partner does not have sufficient ordinary income taxed at a 39.6% marginal rate to fully utilize the suspended passive losses against such income, the Limited Partner's net tax benefits from the Sale would be reduced and the Limited Partner is likely to receive a lower net cash distribution.

         BECAUSE IT IS IMPOSSIBLE TO KNOW THE AMOUNT OF LOSSES ANY LIMITED PARTNER HAS APPLIED TO OFFSET HIS, HER OR ITS TAXABLE INCOME, THE GENERAL PARTNERS CANNOT ESTIMATE THE INCOME TAX LIABILITY OF EACH LIMITED PARTNER ARISING FROM THE SALE, THEREFORE, EACH LIMITED PARTNER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR CONCERNING THE INCOME TAX CONSEQUENCES OF CONSENTING TO THE SALE WITH RESPECT TO SUCH LIMITED PARTNER'S OWN TAX SITUATION.


VI.  LEGAL PROCEEDINGS

         On June 25, 1997, the Commission settled administrative proceedings against NAPICO, three members of NAPICO's senior management and three affiliated entities for their roles in two separate series of securities laws allegations. In connection therewith, the Commission ordered certain NAPICO-related persons and entities to cease and desist from committing or causing securities law violations and ordered NPEI, a brokerage firm affiliated with NAPICO, to undergo a review of certain of its policies and procedures and pay a $100,000 penalty.

         The first series of securities law allegations involved a "part or none" private placement offering of interests in National Corporate Tax Credit Fund ("Corporate Fund"). The offering was to take place in phases, with the first phase closing after the sale of five units, priced at $1 million each. The Commission found that, in June 1992, NAPICO accomplished the closing of the first phase through the use of a non-bona fide investor. The Commission found that NAPICO and the Corporate Fund thereby violated Section 10(b) of the Exchange Act and Rule 10b-9, provisions that prohibit misrepresentations in connection with "all or none" or "part or none" offerings. The Corporate Fund offering continued in 1992 and 1993, and the offering documents distributed to potential investors contained no disclosure related to this transaction, which the Commission found was in violation of Sections 17(a)(2) and (3) of the Securities Act, which prohibit material misrepresentations or omissions in connection with the offer and sale of securities. The Commission found that Alan
I. Casden, Vice Chairman of NAPICO's Board of Directors and NAPICO's beneficial owner; Charles H. Boxenbaum, Chairman of NAPICO's Board of Directors; and Bruce
E. Nelson, NAPICO's President, caused these violations.

         The second series of violations involved a NAPICO-controlled public partnership called Century HillCreste Apartment Investors ("HillCreste"). HillCreste was required to file annual and quarterly reports with the Commission. The Commission found that HillCreste failed to disclose in its reports filed with the Commission from 1991 through 1993 that HillCreste's cash was used to pay the expenses of other properties that were managed by an affiliated property management company, including properties syndicated by entities affiliated with Casden or NAPICO. The Commission found that these disclosure failures by HillCreste violated Sections 17(a)(2) and (3) of the Securities Act, Sections 13(a) and Rules 13a-1, 13a-13 and 12(b)(2) thereunder, which prohibit material misrepresentations or omissions in periodic reports filed with the Commission. The Commission found that the failure of HillCreste to maintain adequate internal controls to prevent these transactions from being improperly recorded violated Sections 13(b)(2)(A) and (B) of the Exchange Act, books and records provisions of the federal securities laws. The Commission found Alan Casden to have caused HillCreste's violations of these provisions.

         NAPICO, NPEI, Corporate Fund, HillCreste, Mr. Casden, Mr. Boxenbaum and Mr. Nelson all consented to the above relief without admitting or denying the findings in the Commission's order.


VII.  LIMITED PARTNERS CONSENT PROCEDURE

Distribution of Solicitation Materials

         This Consent Solicitation Statement and the related Consent are first being mailed to Limited Partners on or about January 25, 1999. Only Limited Partners of record on December 31, 1998 (the "Record Date") will be given notice of, and allowed to give their consent regarding, the matters addressed in this Consent Solicitation Statement.

         This Consent Solicitation Statement, together with the Consent and the letter from the Managing General Partner, constitute the Solicitation Materials to be distributed to the Limited Partners to obtain their votes for or against the Sale. The Solicitation Period is the time frame during which Limited Partners may vote for or against the Sale. The Solicitation Period will commence upon the date of this Consent Solicitation Statement and will continue until the earlier of (i) January 25, 1999 or such later date as may be determined by the Managing General Partner and (ii) the date upon which the Managing General Partner determines that a majority-in-interest of the Limited Partners have approved the Sale. At its discretion, the Managing General Partner may elect to extend the Solicitation Period. Under no circumstances will the Solicitation Period be extended beyond March 15, 1999. Any Consents delivered to the Partnership prior to the termination of the Solicitation Period will be effective provided that such Consents have been properly completed, signed and delivered.

         As permitted by the Partnership Agreement, the Partnership has not scheduled a special meeting of the Limited Partners to discuss the Solicitation Materials or the terms of the Sale.

Voting Procedures and Consents

         Limited Partners of record as of the Record Date will receive notice of, and be entitled to vote, with respect to the Sale.

         The Consent included in the Solicitation Materials constitutes the ballot to be used by Limited Partners in casting their votes for or against the Sale. By marking the Consent, the Limited Partner may either vote "for," "against" or "abstain" as to the Partnership's participation in the Sale. Once a Limited Partner has voted, he may not revoke his vote unless he submits a second Consent, properly signed and completed, together with a letter indicating that this prior Consent has been revoked, and such second Consent is received by Gemisys Corporation (the "Tabulator") prior to expiration of the Solicitation Period. See "Withdrawal and Change of Election Rights" below.

         The  Sale  will  not  be   completed   unless  it  is   approved  by  a
majority-in-interest of the Limited Partners. BECAUSE APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING

UNITS OF LIMITED PARTNERSHIP INTEREST, FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE SALE.

         Any Limited Partner who returns his Consent signed but does not specify "for," "against" or "abstain" will be deemed to have voted "for" the Sale.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Consent will be determined by the Tabulator, whose determination will be final and binding. The Tabulator reserves the absolute right to reject any or all Consents that are not in proper form or the acceptance of which, in the opinion of the Managing General Partner's counsel, would be unlawful. The Tabulator also reserves the right to waive any irregularities or conditions of the Consent as to particular Units. Unless waived, any irregularities in connection with the Consents must be cured within such time as the Tabulator shall determine. The Partnership, the Managing General Partner and the Tabulator shall be under no duty to give notification of defects in such Consents and shall not incur liabilities for failure to give such notification.

Completion Instructions

         Each Limited Partner is requested to complete and execute the Consent in accordance with the instructions contained therein. For his Consent to be effective, each Limited Partner must deliver his Consent to the Tabulator at any time prior to the termination of the Solicitation Period to the Partnership at the following address:

                               Gemisys Corporation
                            7103 South Revere Parkway
                            Englewood, Colorado 80112

         A pre-addressed stamped envelope for return of the Consent has been included with the Solicitation Materials. Limited Partners may also telecopy an executed copy of this Consent to the Partnership at Tabulator at 303-705-6171. The Consents will be effective only upon actual receipt by the Tabulator. The method of delivery of the Consent to the Partnership is at the election and risk of the Limited Partner, but if such delivery is by mail it is suggested that the mailing be made sufficiently in advance of January 25, 1999 to permit delivery to the Partnership on or before such date.

Withdrawal and Change of Election Rights

         Consents may be withdrawn at any time prior to the expiration of the Solicitation Period. In addition, subsequent to submission of his Consent but prior to expiration of the Solicitation Period, a Limited Partner may change his vote in favor of or against the Sale. For a withdrawal or change in vote to be effective, a written or facsimile transmission notice of withdrawal or change in vote must be timely received by the Tabulator at its address set forth under "Completion Instructions" above and must specify the name of the person having executed the Consent to be withdrawn or vote changed and the name of the registered holder if different from that of the person who executed the Consent.

No Dissenters' Rights of Appraisal

         Under the Partnership Agreement and California law, Limited Partners do not have dissenters' rights of appraisal. If the Sale is approved by a Majority Vote, and the other conditions to consummation of the Sale are satisfied, all Limited Partners, both those voting in favor of the Sale and those not voting in favor, will be entitled to receive the resulting cash distributions.

Solicitation of Consents

         The Managing General Partner and its officers, directors and employees may assist in the solicitation of consents and in providing information to Limited Partners in connection with any questions they may have with respect to this Consent Solicitation Statement and the voting procedures. Such persons and entities will be reimbursed by the

Partnership for out-of-pocket expenses in connection with such services. The Partnership may also engage third parties to assist with the solicitation of Consents and pay fees and reimburse the expenses of such persons.

         YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN, AND DATE THE ENCLOSED CONSENT AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE PROMPTLY.

         If you have any questions about the consent procedure or require assistance, please contact: MacKenzie Partners, the Partnership's consent solicitation agent, toll free at 800-322-2885 or collect at 212-929-5500.


VIII.  IMPORTANT NOTE

         It is important that Consents be returned promptly. Limited Partners are urged to complete, sign and date the accompanying form of Consent and mail it in the enclosed envelope, which requires no postage if mailed in the United States, so that their vote may be recorded.

December 31, 1998

                              REAL-EQUITY PARTNERS
                             9090 WILSHIRE BOULEVARD
                         BEVERLY HILLS, CALIFORNIA 90211

            THIS CONSENT IS SOLICITED BY THE MANAGING GENERAL PARTNER
                             OF REAL-EQUITY PARTNERS

                           CONSENT OF LIMITED PARTNER

         The undersigned hereby gives written notice to the Partnership that, with respect to the proposal to sell all of the Partnership's real estate assets to JH Real Estate Partners, Inc., a California corporation, and American Apartment Communities III, L.P., a Delaware limited partnership, and to authorize the Managing General Partner to take any and all actions that may be required in connection therewith, including the payment of the Deferred Acquisition Fee and the execution on behalf of the Partnership of such amendments, instruments and documents as shall be necessary to effectuate the Sale, the undersigned votes all of his, her or its units of limited partnership interest as indicated below:


         FOR                       AGAINST                             ABSTAIN
         |_|                        |_|                                   |_|

         The undersigned acknowledges receipt from the Managing General Partner of the Consent Solicitation Statement dated December 31, 1998.

Dated:  _____________, 1999


                                                   -----------------------------
                                                   Signature


                                                   -----------------------------
                                                   Print Name


                                                   -----------------------------
                                                   Signature (if held jointly)


                                                   -----------------------------
                                                   Print Name


                                                   -----------------------------
                                                   Title

                         Please sign exactly as name appears hereon. When units are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         PLEASE RETURN THIS FORM BY 5:00 P.M. (NEW YORK CITY TIME) ON JANUARY 25, 1999.

         PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT BY FACSIMILE TO 303-705-6171 OR BY USING THE ENCLOSED PREPAID ENVELOPE. IF YOU HAVE ANY QUESTIONS, PLEASE CALL 800-322-2885.

         A LIMITED PARTNER SUBMITTING A SIGNED BUT UNMARKED CONSENT WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE SALE.

                                                                         ANNEX A

REAL - Equity Partners
9090 Wilshire Boulevard
Beverly Hills, California  90211

Gentlemen:

         You have advised us that REAL - Equity Partners (the "Partnership"), National Partnership Investments Corp., ("NAPICO") and National Partnership Investments Associates II, the general partners (the "General Partners") of the Partnership are contemplating a transaction (the "Sale") in which the Partnership will sell its five apartment properties, listed in Exhibit I, (the "Properties") to JH Real Estate Partners, Inc. and American Apartment Communities III, L.P. (collectively, the "Buyer") subject to, among other matters, the requisite approval of the limited partners (the "Limited Partners") of the Partnership. You have also informed us that the Buyer is not affiliated with the Partnership or the General Partners.

         You have further advised us that in connection with the proposed Sale, the Properties will be sold to the Buyer for $31,900,000 (the "Purchase Price").

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide to the Partnership an opinion as to whether the Purchase Price to be received by the Partnership for the Properties in connection with the Sale is fair to the Limited Partners from a financial point of view.

         In the course of our analysis for rendering this opinion, we have, among other things:

         o Reviewed a draft of the consent solicitation statement (the "Consent") related to the Sale in a form the Partnership's management has represented to be substantially the same as will be distributed to the Limited Partners;

         o Reviewed the Partnership's annual reports on Form 10-K filed with the Securities and Exchange Commission for the years ended December 31, 1995, 1996 and 1997, and the quarterly report on Form 10-Q for the nine-month period ending September 30, 1998, which the Partnership's management has indicated to be the most current financial statements;

         o Reviewed descriptive information concerning the Properties, including location, number of units and unit mix, age and amenities;

         o Reviewed summary historical operating statements for the Properties for the years ended December 31, 1995, 1996 and 1997 and the nine months ending September 30, 1998;

         o Reviewed the 1998 operating budgets and eleven-year operating projections for the Properties prepared by the Partnership's management;

         o Discussed with management of the Partnership and NAPICO the conditions in the local market for apartment properties; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and projected operations and performance of the Properties; the physical condition of the Properties including any deferred maintenance; and other factors influencing the value of the Properties;

         o        Performed site visits of the Properties;

         o Reviewed data concerning, and discussed with management, the local real estate rental market conditions in the markets of the Properties, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Properties;

         o        Reviewed the General  Partners'  estimate of immediate capital
                  expenditure    requirements/deferred   maintenance   for   the
                  Properties; and

         o Reviewed a draft of the purchase and sale agreement between the Partnership and the Buyer, which the Partnership's management has informed us is in substantially the form which will be used to consummate the sale.

         In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information that were provided, made available or otherwise communicated to us by the Partnership, the General Partners and their affiliates, or the management of the Properties. We have not performed an independent appraisal, structural or engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership, the General Partners and their affiliates and management of the Properties concerning, among other things, any environmental liabilities and deferred maintenance and estimated capital expenditure requirements. We have also relied upon the assurance of the Partnership, the General Partners and their affiliates, and the management of the Properties that any pro forma financial statements, projections, budgets, forecasts, deferred maintenance and capital expenditure estimates, value estimates and other information contained in the Consent or otherwise provided or communicated to us were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Properties or other information reviewed between the date such information was provided and the date of this letter; that the Partnership, the General Partners and their affiliates, and the management of the Properties are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect; that the highest and best use of the Properties is as improved; and that all calculations and projections were made in accordance with the terms of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement").

         We have not been requested to, and therefore did not: (i) select the method of determining the Purchase Price offered to the Partnership in the Sale or participate in the negotiation of the Purchase Price or terms of the Sale;
(ii) make any recommendation to the Partnership or its partners, including the Limited Partners, with respect to whether to approve or reject the proposed Sale; (iii) express any opinion as to (a) the tax consequences of the proposed Sale to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Buyer, (c) the General Partners' business decision to effect the proposed Sale, (d) the adjustments made by the General Partners to the Purchase Price to arrive at net amounts distributable to the partners, including but not limited to, balance sheet adjustments to reflect the General Partners' estimates of the value of other assets and liabilities of the Partnership, the payment of any deferred acquisition fee to the General Partners and other expenses and fees associated with the proposed Sale, and (e) alternatives to the proposed Sale. We are not expressing any opinion as to the fairness of any terms of the proposed Sale other than the Purchase Price to be received by the Partnership for the Properties.

         Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the proposed Sale in the context of information available as of the date of our analysis. Events occurring after that date could affect the Properties or the assumptions used in preparing this opinion.

         Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Purchase Price to be received by the Partnership for the Properties in connection with the Sale is fair to the Limited Partners from a financial point of view.


Yours truly,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
December 30, 1998



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



                                    EXHIBIT 1


                             REAL - Equity Partners
                              LISTING OF PROPERTIES



Property                                   Location
-------------------------                  -----------------------------
----                                       ----

Arbor Glen                                 West Covina, CA
Park Creek                                 Canoga Park, CA
Warner Willows I                           Woodland Hills, CA
Warner Willows II                          Woodland Hills, CA
Willowbrook                                Reno, NV



                                        4